                                                                    Exhibit 23.2


                               CONSENT OF KPMG LLP


We consent to the use of our report dated November 22, 2002, except as to Note 13, which is as of February 12, 2003 included in this Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-101052), with respect to the consolidated balance sheets of Nestle Ice Cream Company, LLC ("NICC") as of September 29, 2002, and December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity and cash flows for the nine-month period ended September 29, 2002, the years ended December 31, 2001 and 2000 and the period from October 8, 1999 (inception) to December 31, 1999, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus. Our report refers to a restatement.





/s/KPMG LLP


KPMG LLP
San Francisco, California
February 13, 2003